Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 26, 2017	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR THE THREE MONTHS ENDED

MARCH 31, 2017

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported an earnings increase of 2.4% for the quarter ended March 31, 2017, compared to the same period for 2016. Net income totaled $2.3 million for the three months ended March 31, 2017, compared to $2.2 million for the three months ended March 31, 2016.

The earnings of $2.3 million for the three months ended March 31, 2017, represent $0.80 earnings per basic and diluted share. For the first three months of 2017, the return on average assets (ROA) was 1.02% and the return on average equity (ROE) was 10.73%. At March 31, 2017, the Bancorp’s assets totaled $899.2 million.

“Peoples Bank had strong loan growth in the first quarter that exceeded our internal goals, giving us good momentum as we start the year. This is particularly true for our business lending segments. Furthermore, our relationship-focused approach to our customers drove in additional core deposits, which in turn allowed us to maintain leadership in our cost of funds,” said Benjamin Bochnowski, president & chief executive officer. “The Bank continues to execute its strategic plan and grow for the future.”

“During the first quarter of 2017, the Bancorp’s earnings increased as a result of organic growth, additional noninterest income and recognizing greater tax efficiencies. In addition, the Bancorp’s credit risk continues to remain low as our nonperforming loans represent less than 1.00% of the loan portfolio. The Bancorp continues to generate strong core earnings, which has been accretive to our capital position”, said Robert Lowry, chief financial officer.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $7.52 million for the three months ended March 31, 2017, compared to $7.54 million for the three months ended March 31, 2016, a decrease of $20 thousand or 0.3%. The decrease is related to receiving a one-time $202 thousand payment of past due interest for the note sale of a non-accrual loan in the first quarter of 2016. Excluding this one-time interest payment, net interest income for the three months ended March 31, 2017 increased by $182 thousand or 2.5%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.82% for the three months ended March 31, 2017, compared to 3.93% for the three months ended March 31, 2016. Excluding the one-time interest payment, the Bancorp’s tax-adjusted net interest margin was 3.83% for the three months ended March 31, 2016. The Bancorp’s net interest income was impacted by organic growth over the prior twelve months, as interest earning assets increased by $26.2 million or 3.2% since March 31, 2016.

Noninterest Income

Noninterest income from banking activities totaled $1.79 million for the three months ended March 31, 2017, compared to $1.74 million for the three months ended March 31, 2016, an increase of $47 thousand or 2.7%. During 2017, the Bancorp has seen increases in its noninterest income from banking services and securities sales. Decreases in noninterest income for 2017 have been seen in lower gains from mortgage loan sales, due to greater market demand in the first quarter of 2016, as compared to the first quarter of 2017. In addition, income from wealth management operations decreased due to market value changes of assets under management and the timing of one-time fees.

Noninterest Expense

Noninterest expense totaled $6.3 million for the three months ended March 31, 2017, compared to $6.1 million for the three months ended March 31, 2016, an increase of $195 thousand or 3.2%. During 2017, the Bancorp has seen increases in its noninterest expense from costs related to improving asset quality, increased community support, marketing of brand and services, and employee compensation. Decreases in noninterest expense for 2017 were realized for occupancy costs and deposit insurance premiums.

Lending

The Bancorp’s loan portfolio totaled $596.1 million at March 31, 2017, compared to $583.7 million at December 31, 2016, an increase of $12.5 million or 2.1%. During the first three months of 2017, the Bancorp originated $82.8 million in new loans, an increase of $3.9 million or 4.9%, compared to the first three months of 2016. During the three months ended March 31, 2017, the Bancorp saw its commercial real estate, commercial business, 1-4 first liens and government loan balances increase. During the three months ended March 31, 2017, $7.9 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $200 thousand. The loan portfolio represents 70.7% of earning assets and is comprised of 64.8% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $237.3 million at March 31, 2017, compared to $233.6 million at December 31, 2016, an increase of $3.7 million or 1.6%. The securities portfolio represents 28.1% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash & cash equivalents totaled $15.8 million at March 31, 2017, compared to $45.1 million at December 31, 2016, a decrease of $29.3 million. The decrease in cash and cash equivalents is mostly a result of short-term deposits from local municipalities received in December 2016 and withdrawn as planned during the first quarter of 2017.

Funding

At March 31, 2017, core deposits totaled $588.0 million, compared to $594.1 million at December 31, 2016, a decrease of $6.1 million or 1.0%. The decrease is related to the previously mentioned short-term deposits from local municipalities received in December 2016, which were scheduled for withdrawal the first quarter of 2017. The short-term municipal withdrawals totaled $18.4 million. Excluding the municipal core deposit activity, the Bancorp’s core deposits increased by $12.3 million or 2.1%. During the first three months of 2017, consumer and business core deposits increased. Core deposits include checking, savings, and money market accounts and represented 76.3% of the Bancorp’s total deposits at March 31, 2017. At March 31, 2017, balances for certificates of deposit totaled $182.6 million, compared to $185.7 million at December 31, 2016, a decrease of $3.1 million or 1.6%. In addition, at March 31, 2017, borrowed funds totaled $33.6 million, compared to $39.8 million at December 31, 2016, a decrease of $6.2 million or 15.7%. As a result of core deposit growth, certificates of deposit and borrowings were reduced to manage excess liquidity.

Asset Quality

At March 31, 2017, non-performing loans totaled $5.5 million, compared to $6.1 million at December 31, 2016, a decrease of $564 thousand or 9.2%. The Bancorp’s ratio of non-performing loans to total loans was 0.93% at March 31, 2017, compared to 1.05% at December 31, 2016. The decrease in the ratio of non-performing loans for 2017 is related to a partial charge-off totaling $829 thousand for a pool of investor owned residential real estate loans. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.14% at March 31, 2017, compared to 1.10% at December 31, 2016. The increase in the ratio of non-performing assets for 2017 is related to a decrease in assets for the period.

For the three months ended March 31, 2017, loan loss provisions totaled $234 thousand, while $296 thousand in provisions were recorded for the three months ended March 31, 2016. The 2017 loan loss provisions were primarily related to loan portfolio growth. Loan charge-offs, net of recoveries, totaled $1.1 million for the three months ended March 31, 2017, compared to charge-offs, net of recoveries of $41 thousand for the three months ended March 31, 2016. At March 31, 2017, the allowance for loan losses totaled $6.8 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.15% at March 31, 2017, compared to 1.32% at December 31, 2016. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 123.3% at March 31, 2017, compared to 126.1% at December 31, 2016.

Capital Adequacy

At March 31, 2017, shareholders’ equity stood at $86.4 million, tangible capital represented 9.6% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2017 were 13.9% for total capital to risk-weighted assets, 12.8% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.2% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $30.17 per share at March 31, 2017.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2017	2016
Return on equity	10.73%	10.76%
Return on assets	1.02%	1.03%
Basic earnings per share	$0.80	$0.79
Diluted earnings per share	$0.80	$0.79
Yield on loans	4.35%	4.58%
Yield on security investments	2.63%	2.55%
Total yield on earning assets	3.84%	3.98%
Cost of deposits	0.24%	0.24%
Cost of borrowings	1.13%	0.98%
Total cost of funds	0.28%	0.30%
Net interest margin - tax equivalent	3.82%	3.93%
Noninterest income / average assets	0.79%	0.80%
Noninterest expense / average assets	2.80%	2.81%
Net noninterest margin / average assets	-2.01%	-2.01%
Efficiency ratio	67.76%	65.83%
Effective tax rate	16.92%	21.87%
Dividend declared per common share	$0.28	$0.27

	March 31,
	2017	December 31,
	(Unaudited)	2016
Net worth / total assets	9.61%	9.21%
Book value per share	$30.17	$29.41
Non-performing assets to total assets	1.14%	1.10%
Non-performing loans to total loans	0.93%	1.05%
Allowance for loan losses to non-performing loans	123.34%	126.10%
Allowance for loan losses to loans outstanding	1.15%	1.32%
Foreclosed real estate to total assets	0.29%	0.29%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2017	2016
Interest income:
Loans	$6,439	$6,564
Securities & short-term investments	1,639	1,551
Total interest income	8,078	8,115
Interest expense:
Deposits	459	429
Borrowings	104	151
Total interest expense	563	580
Net interest income	7,515	7,535
Provision for loan losses	234	296
Net interest income after provision for loan losses	7,281	7,239
Noninterest income:
Fees and service charges	740	663
Wealth management operations	410	423
Gain on sale of securities, net	293	253
Gain on sale of loans held-for-sale, net	200	250
Increase in cash value of bank owned life insurance	115	116
Gain on sale of foreclosed real estate, net	-	32
Other	27	1
Total noninterest income	1,785	1,738
Noninterest expense:
Compensation and benefits	3,613	3,562
Occupancy and equipment	882	904
Data processing	368	325
Marketing	135	114
Federal deposit insurance premiums	77	137
Other	1,225	1,063
Total noninterest expense	6,300	6,105
Income before income taxes	2,766	2,872
Income tax expenses	468	628
Net income	$2,298	$2,244

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	March 31,
	2017	December 31,	Change	Mix
	(Unaudited)	2016	%	%
Total assets	$899,183	$913,626	-1.6%	n/a
Cash & cash equivalents	15,784	45,109	-65.0%	n/a
Securities - available for sale	237,279	233,625	1.6%	n/a

Loans receivable:
Construction and land development	$38,586	$38,937	-0.9%	6.5%
1-4 first liens	173,113	170,018	1.8%	29.0%
Multifamily	36,459	36,086	1.0%	6.1%
Commercial real estate	199,905	195,438	2.3%	33.5%
Commercial business	79,537	77,299	2.9%	13.3%
1-4 Junior Liens	759	838	-9.4%	0.1%
HELOC	32,287	31,737	1.7%	5.4%
Lot loans	3,202	3,244	-1.3%	0.5%
Consumer	481	524	-8.2%	0.1%
Government and other	31,771	29,529	7.6%	5.3%
Total loans	$596,100	$583,650	2.1%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$118,137	$111,800	5.7%	15.3%
Interest bearing checking	168,172	176,349	-4.6%	21.8%
Savings	133,943	127,626	4.9%	17.4%
Money market	167,752	178,332	-5.9%	21.8%
Total core deposits	588,004	594,107	-1.0%	76.3%
Certificates of deposit	182,625	185,664	-1.6%	23.7%
Total deposits	$770,629	$779,771	-1.2%	100.0%

Borrowings and repurchase agreements	$33,589	$39,826	-15.7%
Stockholder's equity	86,427	84,108	2.8%

Asset Quality	March 31,
(Dollars in thousands)	2017	December 31,	Change
	(Unaudited)	2016	%
Nonaccruing loans	$5,056	$5,605	-9.8%
Accruing loans delinquent more than 90 days	485	500	-3.0%
Securities in non-accrual	2,075	1,689	22.9%
Foreclosed real estate	2,621	2,665	-1.7%
Total nonperforming assets	$10,237	$10,459	-2.1%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$196	$1,236	-84.1%
ALL general allowances for loan portfolio	6,638	6,462	2.7%
Total ALL	$6,834	$7,698	-11.2%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	243	246	-1.2%
Accruing troubled debt restructurings	57	60	-5.0%
Total troubled debt restructurings	$300	$306	-2.0%

(1) “non-compliant” refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At March 31,
	2017
	Actual Ratio	Required
	(Unaudited)	To Be Well Capitalized

Common equity tier 1 capital to risk-weighted assets	12.8%	6.5%
Tier 1 capital to risk-weighted assets	12.8%	8.0%
Total capital to risk-weighted assets	13.9%	10.0%
Tier 1 capital to adjusted average assets	9.2%	5.0%